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                   [Letterhead of Carter, Ledyard & Milburn]

                                                                     Exhibit 3.4

                                 June 30, 1998

The Chase Manhattan Bank,
  as Trustee of Nuveen Unit Trusts, Series 16
Nuveen--The Dow 5(SM) Portfolio, July 1998; and
Nuveen--The Dow 10(SM) Portfolio, July 1998
4 New York Plaza, 3rd Floor
New York, New York 10004

Attention: Mr. Steven B. Wolinsky
           Senior Vice President

       Re:              Nuveen Unit Trusts, Series 16
                  Nuveen--The Dow 5(SM) Portfolio, July 1998;
                and Nuveen--The Dow 10(SM) Portfolio, July 1998
                  ------------------------------------------

Dear Sirs:

     We are acting as counsel for The Chase Manhattan Bank ("Chase") in connection with the execution and delivery of a Standard Terms and Conditions of Trust for Nuveen Unit Trusts Series 4 and certain subsequent Series dated May 29, 1997 and a related Trust Indenture and Agreement dated today's date (such Standard Terms and Conditions of Trust and related Trust Indenture and Agreement are collectively referred to as the "Indenture"), each between John Nuveen & Co. Incorporated, as Depositor (the "Depositor"), and Chase, as Trustee (the "Trustee"), establishing the Nuveen Unit Trusts, Series 16, Nuveen--The Dow 5(SM) Portfolio, July 1998; and Nuveen--The Dow 10 (SM) Portfolio, July 1998 (each a "Trust Fund"), and the confirmation by Chase, as Trustee under the Indenture, that it has caused to be credited to the Depositor's account at The Depository Trust Company a number of units constituting the entire interest in each Trust Fund (such aggregate units being herein called "Units") each of which represents an undivided interest in each Trust Fund, which consists of common stocks (including confirmations of contracts for the purchase of certain stock not yet delivered and cash, cash equivalents or an irrevocable letter of credit in the amount required for such purchase upon the receipt of such stock), such stocks being defined in the Indenture as Securities and referenced in the schedules to the Indenture.